Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Green Agriculture, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the 2009 Equity Incentive Plan of China Green Agriculture, Inc. (the “Company”), dated as of December 11, 2009, as amended on December 22, 2013, and the second Amended and Restated Employee Stock Purchase Plan of China Green Agriculture, Inc., dated as of September 29, 2014, of our reports dated September 15, 2014 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Securities and Exchange Commission on September 15, 2014.

/s/ KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

October 24, 2014